SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                              ____________________

                       Date of Report: September 10, 2002

                             TTR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                       0-22055                 11-3223672
(State or Other Jurisdiction          (Commission              (IRS Employer
       of Incorporation)              File Number)           Identification No.)

                              575 Lexington Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  212-527-7599
              (Registrant's Telephone Number, including Area Code)
                               __________________


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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

      TTR Technologies, Inc. (hereinafter, "TTR" or the "Company") and Mr. Marc
D. Tokayer, President, director and a co-founder of the Company ("MDT"), have entered into an agreement whereby MDT has resigned from all positions held with Company and its Israeli subsidiary, TTR Technologies, Ltd. In addition, Mr. Gershon Tokayer, the Company's Vice President of Business Development ("GT") and MDT's brother, has resigned from the Company's and its subsidiary's employment. Daniel C. Stein, Chief Executive Officer, will assume the additional title of President and business development will be handled out of TTR's New York offices.

      Both MDT and GT have agreed to serve as consultants for 90 days to assist the Company in managing the transition from the old to the new management team. Under the terms of the consulting agreements, each of MDT and GT will be entitled to receive $83,000 and $82,000, respectively.

      In connection with their resignations, each of MDT and GT also received certain limited benefits, including limited indemnification and releases, access to their pension/life insurance fund accounts under Israeli law and an extension of the exercise period of the employee stock options that each of MDT and GT received under the Company's Stock Option Plan (1996) and the 2000 Equity Incentive Plan to the maximum term provided under each such plan. Additionally, the Company also agreed to lease to MDT the automobile currently provided to him under his employment agreement and to sell to GT the automobile currently provided to him under his employment agreement.

Exhibit List

10.1 Termination and Settlement Agreement dated as of September 10, 2002 between TTR and Marc D. Tokayer.

10.2 Termination and Settlement Agreement dated as of September 10, 2002 between TTR and Gershon Tokayer

10.3 Consulting Agreement dated as of September 10, 2002 between TTR and Marc D. Tokayer

10.4 Consulting Agreement dated as of September 10, 2002 between TTR and Gershon Tokayer

99.1 Press Release issued on September 10, 2002

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2002                             TTR TECHNOLOGIES, INC.

                                                     By: /s/ Sam Brill
                                                     ---------------------------
                                                     Sam Brill
                                                     Chief Operating Officer